Exhibit 99.1
January 19, 2023

Fellow shareholders,

Summary:
•Q4’22 revenue, operating profit and membership growth exceeded our forecast - we continue to lead the industry in streaming engagement, revenue and profit.
•Our Q4 content slate outperformed even our high expectations:
◦Wednesday was our third most popular series ever, Harry & Meghan our second most popular documentary series, Troll our most popular non-English film, and Glass Onion: A Knives Out Mystery our fourth most popular film1.
•We successfully launched our new, lower priced ad-supported plan in November and are pleased with the early results, with much more still to do.
•We delivered on the high end of our operating profit margin target for full year 2022, and we expect to increase our operating margin in 2023 vs. 2022.
•For 2022, we finished with 231M paid memberships and generated $32B of revenue, $5.6B in operating income, $2.0B of net cash from operating activities and $1.6B of free cash flow (FCF). In 2023, we expect at least $3B of FCF, assuming no material swings in F/X.
•Ted Sarandos and Greg Peters are now co-CEOs of Netflix, with Reed Hastings as Executive Chairman – completing our succession process.

2022 was a tough year, with a bumpy start but a brighter finish. We believe we have a clear path to reaccelerate our revenue growth: continuing to improve all aspects of Netflix, launching paid sharing and building our ads offering. As always, our north stars remain pleasing our members and building even greater profitability over time.

(in millions except per share data)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23 Forecast
Revenue	$7,709	$7,868	$7,970	$7,926	$7,852	$8,172
Y/Y % Growth	16.0%	9.8%	8.6%	5.9%	1.9%	3.9%
Operating Income	$632	$1,972	$1,578	$1,533	$550	$1,625
Operating Margin	8.2%	25.1%	19.8%	19.3%	7.0%	19.9%
Net Income	$607	$1,597	$1,441	$1,398	$55	$1,275
Diluted EPS	$1.33	$3.53	$3.20	$3.10	$0.12	$2.82

Global Streaming Paid Memberships	221.84	221.64	220.67	223.09	230.75
Y/Y % Growth	8.9%	6.7%	5.5%	4.5%	4.0%
Global Streaming Paid Net Additions	8.28	(0.20)	(0.97)	2.41	7.66

Net cash provided by (used in) operating activities	$(403)	$923	$103	$557	$444
Free Cash Flow*	$(569)	$802	$13	$472	$332
Shares (FD)	455.8	453.0	450.2	450.3	451.6
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

___________________________________
1 As defined by cumulative view hours in the first 28 days

1

Ted Sarandos and Greg Peters as our co-CEOs
To complete our succession process, Reed Hastings has become Executive Chairman, and Greg Peters has stepped up from COO to become Ted Sarandos’ co-CEO, and a member of the Netflix board. Reed, Greg, and Ted have been working closely together for 15 years, and this makes formal externally how we have been operating internally. More details are here on our blog2.
Ted said: “I want to thank Reed for his visionary leadership, mentorship and friendship over the last 20 years. We’ve all learned so much from his intellectual rigor, honesty and willingness to take big bets – and we look forward to working with him for many more years to come. Since Reed started to delegate management to us, Greg and I have built a strong operating model based on our shared values and like-minded approach to growth. I am so excited to start this new chapter with Greg as co-CEO.”
Greg said: "I feel humbled and privileged to become co-CEO of Netflix. Ted and I have worked together for many years – building tremendous trust and respect for each other. We're also motivated by the same goal: a desire to better serve our members so that we can continue to grow our business.”
In addition to these changes, Bela Bajaria, formerly Head of Global TV, has become Chief Content Officer and Scott Stuber has become Chairman of Netflix Film. Ted said: “Bela and Scott are outstanding creative executives with proven track records at Netflix. In 2022 we premiered many of our most popular series and films in Netflix history, including Wednesday, Glass Onion: A Knives Out Mystery, Purple Hearts, Monster: The Jeffrey Dahmer Story, The Adam Project and Harry & Meghan – a testament to their leadership and creativity. I couldn’t be more excited to work alongside them as we seek to delight audiences for years to come.”
For full details of Netflix leadership see here3.
Q4 Results
Year over year revenue growth of 2% in Q4 (10% on a foreign exchange (F/X) neutral basis4) was driven by a 4% increase in average paid memberships. ARM5 declined 2% year over year, but grew 5% on a F/X neutral basis4. Revenue was slightly above our beginning-of-quarter projection, as paid net adds of 7.7M (vs. 8.3M in Q4’21) came in higher than our 4.5M forecast, due to both strong acquisition and retention, driven primarily by the success of our Q4 content slate. In addition, the US dollar depreciated vs. most other currencies during the quarter, which resulted in slightly higher than projected ARM.

Operating income of $550M in Q4 was down vs. $632M in Q4 ‘21. This was above our guidance forecast of $330M primarily due to higher than expected revenue as well as slower-than-forecasted hiring. Operating margin for Q4 amounted to 7% compared to 8% in Q4’21. This year-over-year decline was due to the appreciation of the US dollar. For the full year 2022, our operating margin amounted to 18% vs. 21% in FY21. Based on F/X rates at the beginning of 2022 and excluding the $150M in restructuring charges in Q2’22, this translates into an operating margin of 20%, at the high end of the 19%-20% target we set in January of 20226.

___________________________________
2 https://about.netflix.com/en/news/ted-sarandos-greg-peters-co-ceos-netflix
3 https://about.netflix.com/en/leadership
4 Excluding the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.
5 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.
6 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf

2

EPS in Q4’22 was $0.12 vs. $1.33 in Q4‘21. This was below our $0.36 forecast due to a $462M non-cash unrealized loss from the F/X remeasurement on our Euro denominated debt as a result of the depreciation of the US dollar vs. the Euro during Q4’22. As a reminder, our approximately $5B of Euro bonds provides us with some natural hedge on the relative value of the Euro for net income. However, it doesn’t affect operating income as unrealized gains or losses are recognized below operating income in “interest and other income.” For the full year, we recognized a non-cash unrealized gain of $353M from the F/X remeasurement on our Euro bonds.

Forecast
As we noted in our Q3’22 shareholder letter, revenue is our primary top line metric, particularly as we develop additional revenue streams where membership is just one component of our growth (like advertising and paid sharing). The quarterly guidance we provide is our actual internal forecast at the time we report. As always, we strive for accuracy although the rollout of major new initiatives (paid sharing and ads) plus current uncertain macroeconomic environment leads to less-than-normal visibility.

We forecast Q1’23 revenue growth of 4% (8% on a F/X neutral basis). We expect our F/X neutral revenue growth to be driven by a combination of year-over-year growth in average paid memberships and ARM. This translates into modest positive paid net adds in Q1 ‘23 (vs. paid net adds of -0.2M in Q1’22). Our expectation of fewer paid net adds in Q1’23 vs. Q4’22 is consistent with normal seasonality and factors in our strong member growth in Q4’22, which likely pulled forward some growth from Q1’23.

In addition, we expect to roll out paid sharing more broadly later in Q1’23 (more details below in the Product and Pricing section). We anticipate that this will result in a very different quarterly paid net adds

3

pattern in 2023, with paid net adds likely to be greater in Q2’23 than in Q1’23. From our experience in Latin America, we expect some cancel reaction in each market when we roll out paid sharing, which impacts near term member growth. But as borrower households begin to activate their own standalone accounts and extra member accounts are added, we expect to see improved overall revenue, which is our goal with all plan and pricing changes.

Our long term financial objectives remain unchanged - sustain double digit revenue growth, expand operating margin and deliver growing positive free cash flow. For the full year 2023, as we continue to improve our service, grow our advertising business and launch paid sharing, we expect constant currency revenue growth to accelerate over the course of the year. We also expect year over year operating profit growth and operating margin expansion for the full year (assuming no material swings in F/X).

We have been targeting a FY23 operating margin of 19%-20% based on F/X rates at the beginning of 2022. We now expect to deliver roughly 21%-22% operating margin on this basis (above the 19%-20% range). Rolling forward to F/X rates as of January 1, 2023, this translates into a FY23 operating margin target of 18%-20%. For Q1’23, we expect operating margin to be down year over year (20% vs. 25%) due primarily to the timing of content spend.

Content and Marketing
People have more choice of films and TV shows than ever so we need to ensure that there’s always something great for them to watch on Netflix, regardless of their taste, mood, or who they’re watching with. It’s why we’re so focused on continuing to improve our content and broaden our slate. 2022's successful slate was the result of having the best creative executives working with best in class creators. Last year alone we launched7:

•Five of our Top 10 most popular English language TV seasons ever – Stranger Things 4 and Wednesday (both of which hit 1B hours viewed), Monster: The Jeffrey Dahmer Story, Bridgerton S2 and Inventing Anna – as well as Harry & Meghan, our second most successful doc series ever;
•Four of our Top 10 most popular English language films ever – The Adam Project, The Gray Man, Purple Hearts and Glass Onion: A Knives Out Mystery – as well as The Sea Beast and The Tinder Swindler, our most successful animated and documentary films respectively;
•Seven of our Top 10 most popular non-English films ever – Troll (Norway), All Quiet on the Western Front (Germany), Black Crab (Sweden), Through My Window (Spain), The Takedown (France), My Name is Vendetta (Italy), and Loving Adults (Denmark);
•Two of our Top 10 most popular non-English TV shows ever – All of Us Are Dead and Extraordinary Attorney Woo, both from Korea.

We’re also pleased with the progress we’ve made with returning titles. Members watched more Netflix returning seasons and sequels in 2022 than ever before across a broad range of genres – from film (Enola Holmes 2, Lost Bullet 2 and two 365 Days sequels) and unscripted (Selling Sunset S5 and Love is Blind S3) to award winning drama (Ozark S4 and The Crown S5), local language series (Sintonia S3, Young Royals S2 and Alice in Borderland S2, whose success pushed S1 back into the Top 10 after its launch) and animation (Big Mouth S6).

It’s hard to think of two titles that more successfully pierced the zeitgeist this year than Stranger Things 4 and Wednesday. Both pushed old songs into the music charts: Kate Bush’s Running Up That Hill went to number 1 on Billboard’s Global charts for the first time, 37 years after it was first released, and Lady Gaga’s Bloody Mary made it onto the Billboard top 40 list for the first time ever, 11 years after it was first released. We get amazing results when we have a Wednesday, Glass Onion or Monster moment
__________________________________
7 For View Hours for these titles, please visit Netflix Top 108.
8 https://top10.netflix.com/

4

with our members. We believe people typically sign up for a streaming service because they’ve heard about a title “you simply must watch” from a friend, seen the excitement on social media or read about it in the press. Generating conversation is our primary marketing goal because we see that it drives acquisition and encourages existing members to watch more, which in turn helps with retention. For Ryan Murphy’s The Watcher, conversation about the series led to fans flocking to the house, a Saturday Night Live spoof and a spike in home security sales9. Our Wednesday campaign10, with all our marketing in Wednesday’s iconic voice, generated 1.5B organic social impressions pre-launch, a record for a Netflix season one. Over time, we hope to have more and more of these moments across film and TV, and to replicate these successes on the games side.

It’s now slightly over a year since we launched games on the Netflix service. We’ve made good progress11 in that time - creating the infrastructure to deliver games to mobile devices, building a portfolio of 50 games across many genres and acquiring four game studios to bolster our internal production capabilities. In Q4, we launched season four of unscripted series Too Hot to Handle, which was a top 10 title for us globally for three consecutive weeks. Simultaneously, we debuted our Too Hot to Handle game, which has been our biggest game launch to date and is another encouraging sign in the long term opportunity to entertain members with Netflix intellectual property (IP) across different mediums. In 2023, we’ll continue to expand our offering12 with more games, with a focus on Netflix-related IP.

Product and Pricing
As discussed over the past few quarters, we’re working to give people more choice when it comes to price as well as greater control over their Netflix account. In November, we successfully launched our new, lower priced ad-supported plan in 12 countries. We believe branded television advertising is a substantial long term incremental revenue and profit opportunity for Netflix, and our ability to stand up this business in six months underscores our commitment both to give members more choice and to reaccelerate our growth.
While it’s still early days for ads and we have lots to do (in particular better targeting and measurement), we are pleased with our progress to date across every dimension: member experience, value to advertisers, and incremental contribution to our business. Engagement, which is consistent with members on comparable ad-free plans, is better than what we had expected and we believe the lower price point is driving incremental membership growth. Also, as expected, we’ve seen very little switching from other plans. Overall the reaction to this launch from both consumers and advertisers has confirmed our belief that our ad-supported plan has strong unit economics (at minimum, in-line with or better than the comparable ad-free plan) and will generate incremental revenue and profit, though the impact on 2023 will be modest given that this will build slowly over time.
Later in Q1, we expect to start rolling out paid sharing more broadly. Today’s widespread account sharing (100M+ households) undermines our long term ability to invest in and improve Netflix, as well as build our business. While our terms of use limit use of Netflix to a household, we recognize this is a change for members who share their account more broadly. So we’ve worked hard to build additional new features that improve the Netflix experience, including the ability for members to review which devices are using their account and to transfer a profile to a new account. As we roll out paid sharing, members in many countries will also have the option to pay extra if they want to share Netflix with
__________________________________
9 https://variety.com/2022/shopping/news/watcher-netflix-home-security-camera-sales-increase-1235409932/
10 https://adage.com/article/marketing-news-strategy/inside-netflixs-viral-wednesday-marketing-strategy/2461146
11 https://ftw.usatoday.com/lists/best-netflix-games
12 https://www.youtube.com/watch?v=JmaVjgbBnoQ

5

people they don’t live with. As is the case today, all members will be able to watch while traveling, whether on a TV or mobile device.
As we work through this transition – and as some borrowers stop watching either because they don’t convert to extra members or full paying accounts – near term engagement, as measured by third parties like Nielsen’s The Gauge, could be negatively impacted. However, we believe the pattern will be similar to what we’ve seen in Latin America, with engagement growing over time as we continue to deliver a great slate of programming and borrowers sign-up for their own accounts.
Competition
We continue to operate in a highly competitive market as consumers have a vast number of entertainment choices. Beyond our direct streaming competitors, we also vie for consumers’ time against linear TV, YouTube, short form entertainment like TikTok, and gaming, to name just a few. The silver lining is that the market for entertainment is huge and Netflix is still very small by comparison. For example, in the more than 190 countries we operate in, our $30B+ of annual revenue compares against the combined annual estimated ~$300B pay TV/streaming industry, $180B branded TV advertising spend and $130 billion consumer spend on gaming13.
It’s not easy to build a large and profitable streaming business. But we’re competing from a position of strength, as we lead the industry in terms of engagement, revenue and streaming profit. As a pure-play streaming company, we’re also not anchored to shrinking legacy business models, like traditional entertainment firms, allowing us to lean hard into the big growth opportunity ahead of us.
As we’ve said before, beyond revenue and profitability, another way to look at our business is through engagement, and we are pleased to have Kantar join Nielsen – who have expanded their efforts – and BARB to publicly report on both the shift from linear to streaming as well as the viewing share of different entertainment companies in Brazil, Mexico, and Poland.
As can be seen in the newly reported markets of Mexico, Brazil, and Poland, we are less than 5% of TV viewing. And in our largest markets like the US and the UK, we are still less than 10% of TV screen time. As one of the leaders in streaming across all markets, we’re encouraged by the fact that streaming overall accounts for less than 40% of viewing across these markets (and as little as 6% in Poland). We believe ultimately the vast majority of time spent on TV will happen via streaming, which should provide a long runway for growth as we continue to improve our service.

__________________________________
13 Data based on Omdia, PWC, and SNL Kagan estimates and excludes China and Russia. Gaming figure excludes hardware sales.

6

Source: Nielsen (US14, Mexico15, Poland16), Kantar (Brazil17), BARB (UK18). UK measures viewing across four screens (TV, smart phone, tablet and laptop), all others are TV only.
Cash Flow and Capital Structure
Net cash generated by operating activities was $0.4B in Q4’22 (vs. -$0.4B in the prior year period) and
$2.0B for FY22 (vs. $0.4B in FY21). Free cash flow (FCF)19 for Q4 totaled $0.3B, compared with -$0.6B in the year ago quarter. For FY22, we generated FCF of $1.6B (vs. -$0.2B in FY21), above our forecast of approximately $1B.
Now that we are a decade into our original programming initiative and have successfully scaled it, we are past the most cash intensive phase of this buildout. As a result, we believe we will now be generating sustained, positive annual free cash flow going forward. Assuming no material swings in F/X, we expect at least $3B of FCF for the full year 2023.
We closed two previously announced acquisitions in Q4 - leading animation studio Animal Logic20 and games studio Spry Fox21. We funded these purchases from cash on hand.
Gross debt at quarter end totaled $14B, in-line with our targeted range of $10-$15B. With cash and short term investments of $6B, net debt totaled $8B, or 1.3x LTM EBITDA.22 We don’t have any

__________________________________
14 https://www.nielsen.com/insights/2023/streaming-services-remain-most-popular-destination-for-tv-viewing-in-december/
15 https://www.nielsen.com/news-center/2023/the-gauge-mexico/
16 https://portalmedialny.pl/art/84636/pierwsze-zestawienie-nielsen-gauge-w-polsce-na-telewizorach-wciaz-dominuje-linearna-tv
17 https://kantaribopemedia.com/conteudo/relatorios/
18 https://www.barb.co.uk/monthly-viewing-summary/
19 Defined as cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.
20 https://about.netflix.com/en/news/netflix-acquisition-animal-logic
21 https://about.netflix.com/en/news/cozy-games-developer-spry-fox-joins-netflix
22 Defined as net debt divided by last twelve months (LTM) adjusted EBITDA (net income before interest expense and other income/expense, income taxes, depreciation and amortization of property, plant and equipment and further adjusted to exclude other non-cash charges).

7

scheduled debt maturities in FY23 and only $400M of debt maturities in FY24. All of our debt is fixed rate.
Our capital structure policy is unchanged. The first priority for our cash is to reinvest in our core business and to fund new opportunities like gaming, followed by selective acquisitions. We target maintaining minimum cash equivalent to roughly two months of revenue (e.g., about $5.2B based on Q4 revenue). After meeting those needs, we intend to return cash to stockholders through share repurchases. Assuming no material acquisitions, we anticipate resuming our share buyback program in 2023.
Environmental, Social, and Governance (ESG)
Two years ago we increased our focus on sustainability and related initiatives23 – building a team of experts, announcing an ambitious environmental commitment25, and exploring creative-friendly ways to reduce emissions in our productions (which account for more than half of our emissions as a company). As a result, Netflix production sets are becoming more sustainable26 through cleaner technologies, including electric vehicles and clean alternatives to diesel generators.

In 2021, we created the Netflix Fund for Creative Equity27, committing $100M over five years to further develop our pipeline for underrepresented talent. Through the fund, Netflix supports external organizations committed to creating equitable opportunities in the TV and film industries, as well as bespoke Netflix programs28 that help us to identify, train and provide job placement for emerging talent globally. To date we've committed $29M towards these initiatives, supporting over 1,000 up-and-coming creatives and more than 35 programs around the world.

__________________________________
23 Learn more at sustainability.netflix.com.24
24 https://about.netflix.com/en/sustainability
25 https://about.netflix.com/en/news/net-zero-nature-our-climate-commitment
26 https://www.youtube.com/watch?v=9Ak8DkIDW88
27 https://about.netflix.com/en/programs
28 https://about.netflix.com/en/news/introducing-the-netflix-created-by-initiative

8

Long Term Stock Price Performance
In each January investor letter, we provide an update on our long term stock performance. We continue to manage our business for the long term and under the belief that pleasing our members will lead to strong value creation for our fellow shareholders. We thank our equity and debt investors for their trust and for coming along with us on our journey to build one of the world’s leading entertainment companies.

	Annualized Performance (%)*
	1 Year	3 Year	5 Year	10 Year	Since IPO
NFLX	-51%	-3%	9%	36%	31%
S&P 500	-18%	8%	9%	13%	8%
NASDAQ	-33%	6%	10%	15%	10%

	Cumulative Return (%)*
	1 Year	3 Year	5 Year	10 Year	Since IPO
NFLX	-51%	-9%	54%	2,129%	27,422%
S&P 500	-18%	25%	57%	226%	430%
NASDAQ	-33%	20%	59%	287%	678%
*As of 12/31/22. Source: Bloomberg. For NFLX, based on IPO price, split adjusted. IPO was May 23, 2002. Total Shareholder Returns basis.
Reference
For quick reference, our eight most recent investor letters are: October 2022,29 July 2022,30 April 2022,31 January 2022,32 October 2021,33 July 2021,34 April 2021,35 January 2021.36

__________________________________
29 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q3/FINAL-Q3-22-Shareholder-Letter.pdf
30 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q2/FINAL-Q2-22-Shareholder-Letter.pdf
31 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q1/FINAL-Q1-22-Shareholder-Letter.pdf
32 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf
33 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q3/FINAL-Q3-21-Shareholder-Letter.pdf
34 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q2/FINAL-Q2-21-Shareholder-Letter.pdf
35 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q1/FINAL-Q1-21-Shareholder-Letter.pdf
36 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q4/FINAL-Q420-Shareholder-Letter.pdf

9

Regional Breakdown

(in millions)	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22
UCAN Streaming:
Revenue	$3,309	$3,350	$3,538	$3,602	$3,595
Paid Memberships	75.22	74.58	73.28	73.39	74.30
Paid Net Additions	1.19	(0.64)	(1.30)	0.10	0.91
Average Revenue per Membership	$14.78	$14.91	$15.95	$16.37	$16.23
Y/Y % Growth	9%	5%	10%	12%	10%
F/X Neutral Y/Y % Growth	9%	5%	10%	12%	10%

EMEA:
Revenue	$2,523	$2,562	$2,457	$2,376	$2,350
Paid Memberships	74.04	73.73	72.97	73.53	76.73
Paid Net Additions	3.54	(0.30)	(0.77)	0.57	3.20
Average Revenue per Membership	$11.64	$11.56	$11.17	$10.81	$10.43
Y/Y % Growth	5%	—%	(4)%	(7)%	(10)%
F/X Neutral Y/Y % Growth	6%	6%	6%	7%	5%

LATAM:
Revenue	$964	$999	$1,030	$1,024	$1,017
Paid Memberships	39.96	39.61	39.62	39.94	41.70
Paid Net Additions	0.97	(0.35)	0.01	0.31	1.76
Average Revenue per Membership	$8.14	$8.37	$8.67	$8.58	$8.30
Y/Y % Growth	14%	13%	16%	9%	2%
F/X Neutral Y/Y % Growth	17%	20%	15%	16%	7%

APAC:
Revenue	$871	$917	$908	$889	$857
Paid Memberships	32.63	33.72	34.80	36.23	38.02
Paid Net Additions	2.58	1.09	1.08	1.43	1.80
Average Revenue per Membership	$9.26	$9.21	$8.83	$8.34	$7.69
Y/Y % Growth	(1)%	(5)%	(9)%	(13)%	(17)%
F/X Neutral Y/Y % Growth	2%	1%	(2)%	(3)%	(4)%

10

January 19, 2023 Earnings Interview, 3pm PT
Our video interview with Jessica Reif Ehrlich, BofA Securities will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to jessica.reif@bofa.com. Reed Hastings, Executive Chairman; co-CEO’s Ted Sarandos and Greg Peters; Spence Neumann, CFO; and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Jessica’s questions.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	Vice President, Corporate Communications
408 809-5360	323 287-0756

11

Use of Non-GAAP Measure
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and operating margin, free cash flow, last twelve months (“LTM”) EBITDA, and adjusted EBITDA. Management believes that free cash flow, LTM EBITDA and adjusted EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and operating margin allows investors to compare our projected results to our actual results absent intra-year currency fluctuations. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment and change in other assets, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending March 31, 2023 and fiscal year ending December 31, 2023; adoption and growth of internet entertainment; growth outlook and market opportunity; competitive position; core strategy and business model; content offerings; our games strategy; monetization through pricing and tiering structures, including paid sharing; ad-supported tier and its prospects; our competitors’ performance; account sharing; impact of foreign exchange rates; seasonality; cash spend; stock repurchases; paid net additions, membership growth and retention; engagement; consolidated revenue, revenue and ARM growth, operating income, operating margin, net income, and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; our ability to monetize account sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 27, 2022. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

12

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues	$7,852,053	$7,925,589	$7,709,318	$31,615,550	$29,697,844
Cost of revenues	5,404,160	4,788,665	5,239,575	19,168,285	17,332,683
Marketing	831,610	567,954	792,713	2,530,502	2,545,146
Technology and development	673,926	662,739	647,470	2,711,041	2,273,885
General and administrative	392,453	373,213	397,790	1,572,891	1,351,621
Operating income	549,904	1,533,018	631,770	5,632,831	6,194,509
Other income (expense):
Interest expense	(170,603)	(172,575)	(189,429)	(706,212)	(765,620)
Interest and other income (expense)	(339,965)	261,404	108,512	337,310	411,214
Income before income taxes	39,336	1,621,847	550,853	5,263,929	5,840,103
Benefit from (provision for) income taxes	15,948	(223,605)	56,576	(772,005)	(723,875)
Net income	$55,284	$1,398,242	$607,429	$4,491,924	$5,116,228
Earnings per share:
Basic	$0.12	$3.14	$1.37	$10.10	$11.55
Diluted	$0.12	$3.10	$1.33	$9.95	$11.24
Weighted-average shares of common stock outstanding:
Basic	445,200	444,878	443,462	444,698	443,155
Diluted	451,649	450,344	455,795	451,290	455,372

13

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	December 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,147,176	$6,027,804
Short-term investments	911,276	—
Other current assets	3,208,021	2,042,021
Total current assets	9,266,473	8,069,825
Content assets, net	32,736,713	30,919,539
Property and equipment, net	1,398,257	1,323,453
Other non-current assets	5,193,325	4,271,846
Total assets	$48,594,768	$44,584,663
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,480,150	$4,292,967
Accounts payable	671,513	837,483
Accrued expenses and other liabilities	1,514,650	1,449,351
Deferred revenue	1,264,661	1,209,342
Short-term debt	—	699,823
Total current liabilities	7,930,974	8,488,966
Non-current content liabilities	3,081,277	3,094,213
Long-term debt	14,353,076	14,693,072
Other non-current liabilities	2,452,040	2,459,164
Total liabilities	27,817,367	28,735,415
Stockholders' equity:
Common stock	4,637,601	4,024,561
Treasury stock at cost	(824,190)	(824,190)
Accumulated other comprehensive loss	(217,306)	(40,495)
Retained earnings	17,181,296	12,689,372
Total stockholders' equity	20,777,401	15,849,248
Total liabilities and stockholders' equity	$48,594,768	$44,584,663

Supplemental Information
Total streaming content obligations*	$21,831,947	$23,161,360

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

14

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net income	$55,284	$1,398,242	$607,429	$4,491,924	$5,116,228
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(3,985,192)	(4,582,671)	(5,654,639)	(16,839,038)	(17,702,202)
Change in content liabilities	274,364	60,867	840,392	179,310	232,898
Amortization of content assets	3,944,827	3,653,592	3,741,317	14,026,132	12,230,367
Depreciation and amortization of property, equipment and intangibles	93,387	85,188	63,984	336,682	208,412
Stock-based compensation expense	153,789	152,062	99,329	575,452	403,220
Foreign currency remeasurement loss (gain) on debt	461,681	(348,458)	(103,917)	(353,111)	(430,661)
Other non-cash items	123,688	102,513	93,806	533,543	376,777
Deferred income taxes	75,973	(57,797)	(62,279)	(166,550)	199,548
Changes in operating assets and liabilities:
Other current assets	(398,319)	(120,071)	(608)	(353,834)	(369,681)
Accounts payable	125,074	53,875	185,279	(158,543)	145,115
Accrued expenses and other liabilities	(379,629)	212,072	(95,903)	(55,513)	180,338
Deferred revenue	69,409	(48,420)	26,710	27,356	91,350
Other non-current assets and liabilities	(170,478)	(4,184)	(144,174)	(217,553)	(289,099)
Net cash provided by (used in) operating activities	443,858	556,810	(403,274)	2,026,257	392,610
Cash flows from investing activities:
Purchases of property and equipment	(111,593)	(84,960)	(165,979)	(407,729)	(524,585)
Change in other assets	—	—	—	—	(26,919)
Acquisitions	(563,990)	—	(788,349)	(757,387)	(788,349)
Purchases of short-term investments	(911,276)	—	—	(911,276)	—
Net cash used in investing activities	(1,586,859)	(84,960)	(954,328)	(2,076,392)	(1,339,853)
Cash flows from financing activities:
Repayments of debt	—	—	—	(700,000)	(500,000)
Proceeds from issuance of common stock	6,705	4,113	88,149	35,746	174,414
Repurchases of common stock	—	—	—	—	(600,022)
Taxes paid related to net share settlement of equity awards	—	—	(224,168)	—	(224,168)
Net cash provided by (used in) financing activities	6,705	4,113	(136,019)	(664,254)	(1,149,776)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	166,564	(180,058)	(4,236)	(170,140)	(86,740)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(969,732)	295,905	(1,497,857)	(884,529)	(2,183,759)
Cash, cash equivalents and restricted cash at beginning of period	6,140,314	5,844,409	7,552,968	6,055,111	8,238,870
Cash, cash equivalents and restricted cash at end of period	$5,170,582	$6,140,314	$6,055,111	$5,170,582	$6,055,111

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$443,858	$556,810	$(403,274)	$2,026,257	$392,610
Purchases of property and equipment	(111,593)	(84,960)	(165,979)	(407,729)	(524,585)
Change in other assets	—	—	—	—	(26,919)
Non-GAAP free cash flow	$332,265	$471,850	$(569,253)	$1,618,528	$(158,894)

15

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	Three Months Ended				Twelve Months Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$1,597,447	$1,440,951	$1,398,242	$55,284	$4,491,924
Add:
Other expense (income)	(8,066)	(44,771)	(88,829)	510,568	368,902
Provision for (benefit from) income taxes	382,245	182,103	223,605	(15,948)	772,005
Depreciation and amortization of property, equipment and intangibles	74,602	83,505	85,188	93,387	336,682
Stock-based compensation expense	119,209	150,392	152,062	153,789	575,452
Adjusted EBITDA	$2,165,437	$1,812,180	$1,770,268	$797,080	$6,544,965

					As of
					December 31, 2022
Non-GAAP LTM EBITDA reconciliation:
Total debt					$14,353,076
Add: Debt issuance costs					78,824
Less: Cash, cash equivalents and short-term investments					(6,058,452)
Net debt					$8,373,448

LTM EBITDA (Net debt / LTM Adjusted EBITDA)					1.3

	As Reported	Currency Translation Adjustment	Adjusted Revenue at 2021 Rates	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended December 31, 2022:
Global revenue	$7,852,053	$606,895	$8,458,948	2%	10%

16